Exhibit 4.7

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Exhibit 4.7

Structuring Agreement with Lionheart

THIS AGREEMENT is made this 26th day of October, 2006 by and between Lionheart Associates, LLC doing business as Fairhills Capital, a Delaware Corporation, (hereinafter referred to as "Lionheart") and Camelot Entertainment Group, Inc. (CMEG.OB) (hereinafter referred to as "Company").

Recitals

Whereas, Company is seeking financing and strategic relationships for financing and desires that Lionheart provide such services to Company with respect to the same; and

Whereas, Company and Lionheart desire to enter into an agreement for such services on the terms and conditions described herein.

NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, Company and Lionheart agree as follows:

ARTICLE I
Definitions

Article 1.1.  “Strategic Relationships” shall mean those persons and entities that provide financing.

Article 1.2 “Tagged Party” means those parties with no previous relationship with Company, introduced directly by Lionheart to Company and to whom a term sheet pertaining to financing is presented are, including Strategic Relationships, identified on Exhibit “1” hereto, as may be amended from time to time with the express written approval of CMEG, which said approval shall not be unreasonably withheld, by Lionheart via amendment to Exhibit 1 which may occur providing notice from Lionheart to Company of a Tagged Party.

Article 1.3 “Transaction Value” shall mean the greater of either (a) the value of the transaction as agreed by and between Company and the Tagged Party, or (b) the value of the total consideration given in respect of the said transaction, financing, including equity, debt or other financing, or other business combination, including, but not limited to, the issuance of securities at issue value, any assumption of liabilities, cash, equipment, services, strategic alliance agreements, and shall be calculated separately and additively for each such transaction.

Article 1.4 "Fee" is the amount paid to Lionheart as set forth in Article III herein.

ARTICLE II
Services of Lionheart

Article 2.1. Services by Lionheart. Company hereby retains Lionheart. The function of the relationship will be to (a) Structure a financing for the company with a Strategic Party in the amount of up to Three ($3,000,000) Million US Dollars. (b) Identifying, screening and qualifying Strategic Relationships, (b) arranging introductions and attending meetings between Strategic Relationships and Company, (c) facilitating the terms of the Strategic Relationship transactions as engaged by Company, and (d) in the assembly of information, which may be required for presentation to the prospective Strategic Relationships, (e) assist in any other way to complete the transaction and ensure transfer of funds to the company.

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Article 2.2 Exclusivity. Although the relationship between the parties is non-exclusive, once a Strategic Relationship becomes a Tagged Party, the relationship of the Tagged Party and Lionheart shall be exclusive to Company. Company, nor its executives, officers, representatives shall not contact or solicit said Tagged party without the prior written approval of Lionheart, which approval shall not be unreasonably withheld. After receiving prior approval from Lionheart, Company may enter into agreements with Tagged Parties introduced by Lionheart. In the event the Company enters into a binding agreement with a Tagged Party, Lionheart shall be entitled to a Fee as set forth in Article III herein. Lionheart will manage its relationships with its Tagged Parties.

Article 2.3 No circumvention. Company, and its subsidiaries, affiliates, officers, employees, agents and/or representatives shall not circumvent, solicit or contact any persons or entities introduced by Lionheart to Company, with whom Company had no prior direct relationship prior to said introduction by Lionheart, without prior written consent of Lionheart.

ARTICLE III
Structuring Fees Payable to Lionheart

 Article 3.1 Fees. In consideration for the structuring services rendered by Lionheart, Company agrees to pay Lionheart the following Fee resulting from the close of any transaction involving a Tagged Party:

A.
Structuring fee of up to Three Hundred and Sixty Thousand ($360,000) US Dollars paid on a pro rata basis to the amount of the actual gross total financing as determined by the executed term sheet. The Fee shall be paid in total to Lionheart in the form of cash upon the day of the close of the transaction from the escrow/trust account of the company counsel.

B.
Warrants in the Company up to Two Hundred Thousand ($200,000) US Dollars issued on a pro rata basis to the amount of the actual gross total financing as determined by the executed term sheet. The Fee shall be paid to Lionheart the day of the close of the transaction and shall be on the same terms as the investor’s warrants and shall include registration rights.

ARTICLE IV
Term and Termination

Article 4.1 Term. This Agreement is for a minimum period of 180 days commencing on the date this Agreement is executed by the Company (“Initial Period”) and thereafter, this Agreement shall continue month-to-month in accordance with the terms set forth herein until terminated. After expiration of the Initial Period, this Agreement may be terminated at any time by either party with or without cause upon thirty (30) days’ notice of termination. In the event of a material breach by Lionheart or Company, or for Cause, as described in Article 4.2.d hereof, either party may terminate this Agreement by first providing a ten (10) day notice to cure and if the defaulting party has not cured within said period, then the non-defaulting party may terminate this Agreement.

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Article 4.2 Termination. In the event this Agreement is terminated by Company and no subsequent similar agreement is entered into by the parties, Lionheart shall be entitled to its Fee from Company in connection with transactions between Company and Tagged Parties for a period of 12 months following termination.

ARTICLE V
Documents, Information and Referrals

Article 5.1.  Company agrees to provide Lionheart with all documents and information, including but not limited to financial information, summary and full business plans, whether confidential or not, reasonably necessary or required by Lionheart. Lionheart agrees to maintain the confidentiality of such information, and to require any Tagged Party to whom confidential information is disclosed to execute an appropriate nondisclosure agreement. Lionheart shall notify Company of its intention to disclose confidential information to a Tagged Party for prior approval by Company, which may be withheld for any reason by Company. Company agrees to use reasonable efforts to make directors and officers available for meetings upon reasonable notice by Lionheart in connection with the preparation of any presentation of documents connected with the activities of Lionheart.

Article 5.2.  Company shall cooperate with Lionheart and provide such non-confidential information as Lionheart reasonably requests in order to aid Lionheart in its efforts with Tagged Parties concerning potential Investment and Revenue transactions with the Company.

Article 5.3  Both parties will keep confidential and not disclose to any third party any confidential information of either party made available to other pursuant to this Agreement and will use the confidential information only in connection with the execution of the obligations and duties contemplated by this Agreement. “Confidential Information” shall include all information concerning either party that is deemed confidential through marking, in writing or memorandum, or that by its nature, should be considered confidential, excluding any information that is generally available to the public, or any information which becomes available to either party on a non-confidential basis from a third party who is not known by either party to be bound by a confidentiality obligation of this Agreement; provided, however, that such confidential information may be disclosed (i) to either party's officers, directors, employees, counsel and accountants in connection with its engagement hereunder, who shall be informed of the confidential nature of the information and that such information is subject to a confidentiality agreement; (ii) to any person with the written consent of the disclosing party, subject to execution of an appropriate nondisclosure agreement; or (iii) if, upon the advice of counsel, either party is compelled to disclose such information (in which case the party compelled to disclose shall, to the extent permitted by applicable law, rule or regulation, and practicable under the circumstances, advise the other party in writing prior to such disclosure and shall consult with the other party with respect to the form and timing of disclosure).
ARTICLE VI
General Provisions

Article 6.1 The validity, performance, construction and effect of this Agreement shall be governed by the laws of the State of New York, without regard to conflicts of law rules. Any disputes arising under this Agreement shall be submitted to arbitration before a single arbitrator in accordance with such rules as the parties jointly agree, to be conducted in New York, County, NY. If the parties are unable to agree on arbitration procedures, arbitration shall be conducted in accordance with the then applicable Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the Arbitrator may be entered in any Court having jurisdiction. The prevailing party shall be entitled to reasonable attorney's Fees.

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Article 6.2 All notices, requests, demands, and other communications required or that may be given hereunder shall be in writing and shall be deemed to have been duly given when received, if delivered in person, or sent by certified mail, postage prepaid, return receipt requested or sent by nationally recognized overnight courier service, and addressed to the last known address of the parties hereto.

Article 6.3 This Agreement may be executed in one or more counterparts, which taken together shall constitute one instrument. Each party has cooperated in the drafting and preparation of this Agreement. In any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

Article 6.4 Nothing contained herein shall be construed to create an employer-employee, partnership or joint venture relationship between the parties, it being understood that Lionheart, while acting under the terms of this Agreement, is an independent contractor.

Article 6.5 The parties understand that Lionheart does not guarantee that any Transaction will occur or any terms that may be offered by other parties to a transaction but agrees that time is of the essence in obtaining financing.

Article 6.6 Lionheart and Company agree that: (i) Lionheart is not a “broker” or a “dealer” as defined under any applicable federal and/or state securities laws; (ii) Lionheart shall not engage in any acts for which he is required to be a broker/dealer; (iii) Lionheart shall solely act to introduce Tagged Parties to the Company; and shall not engage in any sales efforts in connection with any Investment by any person or entity in Company;  (iv) Lionheart shall not give any advice to anyone regarding the valuation of, potential return on, or the terms of any Investment in, any securities of Company, except as authorized by the Company. Lionheart makes no representations, warranties or guaranties of any specific results or success.

Article 6.7 Company agrees to defend, indemnify and hold Lionheart harmless from any and all claims, liabilities, debts, actions, judgments and/or settlements, including reasonable attorneys’ Fees, which may arise as a result of Company's business, securities offerings and dealings, or from a breach of its obligations, representations and warranties as set forth in this Agreement. Lionheart agrees to defend, indemnify and hold Company harmless from any and all claims, liabilities, debts, actions, judgments and/or settlements, including reasonable attorneys’ Fees, which may result from its breach of obligations, representations and warranties under this Agreement.

Article 6.8 During the term of this Agreement and any extended Fee payment periods stated herein, Company shall maintain its books and records in accordance with generally accepted accounting principles and Lionheart shall have the right at its own expense, through such representatives as it deems appropriate, to inspect and audit the books and records of Company during the Company’s normal business hours and upon five days’ advanced notice, no more frequently than every six months.

Article 6.9  This Agreement, including any Exhibits and documents referred to in this Agreement or attached hereto, constitutes the entire understanding of parties with respect to its subject matter and there are no oral or written representations, understandings or agreements relating to the subject matter of this Agreement which are not fully expressed herein. This Agreement may only be amended by a writing signed by authorized representatives of both parties.

IN WITNESS WHEREOF, the parties have executed this instrument as of the dates set forth below:

Lionheart Associates, LLC   Camelot Entertainment Group, Inc.

_________________________________  ________________________________
Edward Bronson, Managing Director  Robert P. Atwell, Chairman

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